April 2024

Amendment No. 1 dated April 25, 2024 relating to

Preliminary Pricing Supplement No. 1,999

Registration Statement Nos. 333-275587; 333-275587-01

Dated April 23, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Dual Directional Trigger Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for Jump Securities, index supplement and prospectus, as supplemented and modified by this document. If the final index value of each underlying index is greater than or equal to its respective initial index value, you will receive for each security that you hold at maturity a minimum of at least $490 (to be determined on the pricing date) per security in addition to the stated principal amount.  If the worst performing underlying index appreciates by more than at least 49% (to be determined on the pricing date) over the term of the securities, you will receive for each security that you hold at maturity the stated principal amount plus an amount based on the percentage increase of such worst performing underlying index. If the final index value of any underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold value, investors will receive the stated principal amount of their investment plus an unleveraged positive return based on the absolute value of the performance of the worst performing underlying index, which will be effectively limited to a 40% return. However, if the final index value of any underlying index is less than its respective downside threshold value, the payment at maturity will be significantly less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final index value of the worst performing underlying from its respective initial index value. Under these circumstances, the payment at maturity will be less than $600 per security and could be zero. Accordingly, you could lose your entire initial investment in the securities. Because the payment at maturity on the securities is based on the worst performing of the underlying indices, a decline in any final index value below 60% of its respective initial index value will result in a significant loss on your investment, even if the other underlying indices have appreciated or have not declined as much. These long-dated securities are for investors who seek an equity index-based return and who are willing to risk their principal, risk exposure to the worst performing of three underlying indices and forgo current income in exchange for the upside payment and absolute return features that in each case apply to a limited range of performance of the worst performing underlying index. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes Program.

The securities differ from the Jump Securities described in the accompanying product supplement for Jump Securities in that the securities offer the potential for a positive return at maturity if the worst performing underlying index depreciates by no more than 40%. The securities are not the Buffered Jump Securities described in the accompanying product supplement for Jump Securities. Unlike the Buffered Jump Securities, the securities do not provide any protection if the worst performing underlying index depreciates by more than 40%.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	April 25, 2024
Original issue date:	April 30, 2024 (3 business days after the pricing date)
Maturity date:	April 26, 2029
Aggregate principal amount:	$
Interest:	None
Underlying indices:	Nasdaq-100 Index® (the “NDX Index”), Russell 2000® Index (the “RTY Index”) and S&P 500® Index (the “SPX Index”)
Payment at maturity:

●If the final index value of each underlying index is greater than or equal to its respective initial index value:

$1,000 + the greater of (i) $1,000 × the index percent change of the worst performing underlying index and (ii) the upside payment

●If the final index value of any underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold value:

$1,000 + ($1,000 × absolute index return of the worst performing underlying index)

●If the final index value of any underlying index is less than its respective downside threshold value, meaning the value of any underlying index has declined by more than 40% from its respective initial index value to its respective final index value:

$1,000 × index performance factor of the worst performing underlying index

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 40%, and possibly all, of your investment.

Upside payment:	At least $490 per security (49% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Index percent change:	With respect to each underlying index, (final index value − initial index value) / initial index value
Index performance factor:	With respect to each underlying index, final index value / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Worst performing underlying index:	The underlying index with the lowest index performance factor
Initial index value:

With respect to the NDX Index, 17,210.89, which is the index closing value of such index on April 22, 2024

With respect to the RTY Index, 1,967.472, which is the index closing value of such index on April 22, 2024

With respect to the SPX Index, 5,010.60, which is the index closing value of such index on April 22, 2024

Downside threshold value:

With respect to the NDX Index, 10,326.534, which is 60% of the initial index value for such index

With respect to the RTY Index, 1,180.483, which is approximately 60% of the initial index value for such index

With respect to the SPX Index, 3,006.36, which is 60% of the initial index value for such index

Final index value:	With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:	April 23, 2029, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61776LE37 / US61776LE372
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $965.70 per security, or within $40.00 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$	$
Total	$	$	$

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each security from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(3)See “Use of proceeds and hedging” on page 21.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2023 Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

Investment Summary

Principal at Risk Securities

The Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying indices that provides a minimum positive return of at least 49% per security (to be determined on the pricing date) if the final index value of each underlying index is greater than or equal to its respective initial index value and offers uncapped 1-to-1 participation in the worst performing underlying index if the appreciation of such underlying index is greater than 49%;

￭To potentially outperform the worst performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index in a moderately bullish or moderately bearish scenario; and

￭To obtain an unleveraged positive return for a limited range of negative performance of the worst performing underlying index.

If the final index value of any underlying index is less than its downside threshold value, the securities are exposed on a 1-to-1 basis to the percentage decline of the final index value of the worst performing underlying index from its respective initial index value.  Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 5 years
Upside payment:	At least $490 per security (49% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Downside threshold value:	For each underlying index, 60% of the respective initial index value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $965.70, or within $40.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment and the downside threshold values, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

Key Investment Rationale

The securities do not pay interest but provide a minimum positive return of at least 49% per security (to be determined on the pricing date) if the final index value of each of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index is greater than or equal to its respective initial index value and offer an uncapped 1-to-1 participation in the worst performing underlying index if the appreciation of such underlying index is greater than at least 49%. However, if, as of the valuation date, the value of any underlying index is less than its respective downside threshold value, the payment due at maturity will be less than $600 per security and could be zero.

Absolute Return Feature

The securities enable investors to obtain an unleveraged positive return if the final index value of any underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold value.

Upside Scenario

If the final index value of each underlying index is greater than or equal to its respective initial index value, the payment at maturity for each security will be equal to $1,000 plus the greater of (i) $1,000 multiplied by the index percent change of the worst performing underlying index and (ii) the upside payment of at least $490. The actual upside payment will be determined on the pricing date.

Absolute Return Scenario

The final index value of any underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold value.  In this case, you receive a 1% positive return on the securities for each 1% negative return on the worst performing underlying index.  For example, if the final index value of the worst performing underlying index is 10% less than its respective initial index value, the securities will provide a total positive return of 10% at maturity.  The maximum return you may receive in this scenario is a positive 40% return at maturity.

Downside Scenario

If the final index value of any underlying index is less than its respective downside threshold value, you will lose 1% for every 1% decline in the value of the worst performing underlying index from its respective initial index value, without any buffer (e.g., a 60% depreciation in the worst performing underlying index from the respective initial index value to the respective final index value will result in a payment at maturity of $400 per security).

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in any underlying index below its respective downside threshold value will result in a loss of a significant portion or all of your investment, even if the other underlying indices have appreciated or have not declined as much.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The payment at maturity on the securities is subject to our credit risk. The below examples are based on the following terms. The actual initial index values and downside threshold values are set forth on the cover of this document.

Stated Principal Amount:	$1,000 per security
Hypothetical Initial Index Value:	With respect to the NDX Index: 10,000 With respect to the RTY Index: 1,400 With respect to the SPX Index: 3,500
Hypothetical Downside Threshold Value:

With respect to the NDX Index: 6,000, which is 60% of its hypothetical initial index value

With respect to the RTY Index: 840, which is 60% of its hypothetical initial index value

With respect to the SPX Index: 2,100, which is 60% of its hypothetical initial index value

Hypothetical Upside Payment:	$490 per security (49% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Interest:	None

EXAMPLE 1: Each underlying index appreciates substantially, and investors therefore receive the stated principal amount plus a return reflecting the index percent change of the worst performing underlying index.

Final index value		NDX Index: 17,000 RTY Index: 2,170 SPX Index: 5,600
Index percent change		NDX Index: (17,000 – 10,000) / 10,000 = 70% RTY Index: (2,170 – 1,400) / 1,400 = 55% SPX Index: (5,600 – 3,500) / 3,500 = 60%
Index performance factor		NDX Index: 17,000 / 10,000 = 170% RTY Index: 2,170 / 1,400 = 155% SPX Index: 5,600 / 3,500 = 160%
Payment at maturity	=	$1,000 + ($1,000 × the index percent change of the worst performing underlying index)
	=	$1,000 + $550
	=	$1,550

In example 1, the final index value for the NDX Index has increased from its initial index value by 70%, the final index value for the RTY Index has increased from its initial index value by 55% and the final index value for the SPX Index has increased from its initial index value by 60%. Because the final index value of each underlying index is at or above its respective initial index value, and the index percent change of the worst performing underlying index is greater than the minimum positive return of 49%, investors receive at maturity the stated principal amount plus 1-to-1 participation in the performance of the worst performing underlying index.  Investors receive $1,550 per security at maturity.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

EXAMPLE 2: The final index value of each underlying index is at or above its respective initial index value but the worst performing underlying index has not appreciated by more than 49%, and investors therefore receive the stated principal amount plus the upside payment.

Final index value		NDX Index: 11,000 RTY Index: 1,470 SPX Index: 4,025
Index percent change		NDX Index: (11,000 – 10,000) / 10,000 = 10% RTY Index: (1,470 – 1,400) / 1,400 = 5% SPX Index: (4,025 – 3,500) / 3,500 = 15%
Index performance factor		NDX Index: 11,000 / 10,000 = 110% RTY Index: 1,470 / 1,400 = 105% SPX Index: 4,025 / 3,500 = 115%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $490
	=	$1,490

In example 2, the final index value for the NDX Index has increased from its initial index value by 10%, the final index value for the RTY Index has increased from its initial index value by 5% and the final index value for the SPX Index has increased from its initial index value by 15%. Because the final index value of each underlying index is at or above its respective initial index value, investors receive at maturity the stated principal amount plus the upside payment of $490 per security. Investors receive $1,490 per security at maturity.

EXAMPLE 3: The final index value of one underlying index is greater than its respective initial index value, while the final index values of the other underlying indices are less than their respective initial index values but greater than their respective downside threshold values.

Final index value		NDX Index: 14,000 RTY Index: 1,190 SPX Index: 3,150
Index percent change		NDX Index: (14,000 – 10,000) / 10,000 = 40% RTY Index: (1,190 – 1,400) / 1,400 = -15% SPX Index: (3,150 – 3,500) / 3,500 = -10%
Index performance factor		NDX Index: 14,000 / 10,000 = 140% RTY Index: 1,190 / 1,400 = 85% SPX Index: 3,150 / 3,500 = 90%
Payment at maturity	=	$1,000 + ($1,000 × absolute index return of the worst performing underlying index)
	=	$1,000 + ($1,000 × 15%)
	=	$1,150

In example 3, the final index value of the NDX Index is greater than its respective initial index value, while the final index values of the RTY Index and the SPX Index are less than their respective initial index values but greater than their respective downside threshold values. While the NDX Index has appreciated by 40%, the RTY Index has declined by 15% and the SPX Index has declined by 10%. Therefore, investors receive at maturity the stated principal amount plus a return reflecting the absolute value of the performance of the worst performing underlying index, which is the RTY Index in this example. Investors receive $1,150 per security at maturity. In this example, investors receive a positive return even though one of the underlying indices declined in value by 15% and one of the other underlying indices declined in value by 10%, due to the absolute return feature of the securities and because no underlying index declined beyond its respective downside threshold value.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

EXAMPLE 4: The final index value of one of the underlying indices is less than its respective downside threshold value. Investors are therefore exposed to the full decline in the worst performing underlying index from its respective initial index value.

Final index value		NDX Index: 12,000 RTY Index: 630 SPX Index: 3,850
Index percent change		NDX Index: (12,000 – 10,000) / 10,000 = 20% RTY Index: (630 – 1,400) / 1,400 = -55% SPX Index: (3,850 – 3,500) / 3,500 = 10%
Index performance factor		NDX Index: 12,000 / 10,000 = 120% RTY Index: 630 / 1,400 = 45% SPX Index: 3,850 / 3,500 = 110%
Payment at maturity	=	$1,000 × index performance factor of the worst performing underlying index
	=	$1,000 × 45%
	=	$450

In example 4, the final index value for the NDX Index has increased from its initial index value by 20%, the final index value for the RTY Index has decreased from its initial index value by 55% and the final index value for the SPX Index has increased from its initial index value by 10%. Because one of the underlying indices has declined below its respective downside threshold value, investors do not receive the upside payment and instead are exposed to the full negative performance of the RTY Index, which is the worst performing underlying index in this example. Under these circumstances, investors lose 1% of the stated principal amount for every 1% decline in the value of the worst performing underlying index from its respective initial index value. In this example, investors receive a payment at maturity equal to $450 per security, resulting in a loss of 55%.

EXAMPLE 5: The final index value of each underlying index is less than its respective initial index value but is greater than its respective downside threshold value.

Final index value		NDX Index: 8,500 RTY Index: 1,176 SPX Index: 2,800
Index percent change		NDX Index: (8,500 – 10,000) / 10,000 = -15% RTY Index: (1,176 – 1,400) / 1,400 = -16% SPX Index: (2,800 – 3,500) / 3,500 = -20%
Index performance factor		NDX Index: 8,500 / 10,000 = 85% RTY Index: 1,176 / 1,400 = 84% SPX Index: 2,800 / 3,500 = 80%
Payment at maturity	=	$1,000 + ($1,000 × absolute index return of the worst performing underlying index)
	=	$1,000 + ($1,000 × 20%)
	=	$1,200

In example 5, the final index value of each underlying index is less than its respective initial index value but is greater than its respective downside threshold value. The NDX Index has declined by 15%, the RTY Index has declined by 16% and the SPX Index has declined by 20%. Therefore, investors receive at maturity the stated principal amount plus a return reflecting the absolute value of the performance of the worst performing underlying index, which is the SPX Index in this example. Investors receive $1,200 per security at maturity.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

EXAMPLE 6: The final index value of each underlying index is less than its respective downside threshold value. Investors are therefore exposed to the full decline in the worst performing underlying index from its respective initial index value.

Final index value		NDX Index: 2,000 RTY Index: 560 SPX Index: 1,750
Index percent change		NDX Index: (2,000 – 10,000) / 10,000 = -80% RTY Index: (560 – 1,400) / 1,400 = -60% SPX Index: (1,750 – 3,500) / 3,500 = -50%
Index performance factor		NDX Index: 2,000 / 10,000 = 20% RTY Index: 560 / 1,400 = 40% SPX Index: 1,750 / 3,500 = 50%
Payment at maturity	=	$1,000 × index performance factor of the worst performing underlying index
	=	$1,000 × 20%
	=	$200

In example 6, the final index value for the NDX Index has decreased from its initial index value by 80%, the final index value for the RTY Index has decreased from its initial index value by 60% and the final index value for the SPX Index has decreased from its initial index value by 50%. Because one or more underlying indices have declined below their respective downside threshold values, investors do not receive the upside payment and instead are exposed to the full negative performance of the NDX Index, which is the worst performing underlying index in this example. Under these circumstances, investors lose 1% of the stated principal amount for every 1% decline in the value of the worst performing underlying index from its respective initial index value. In this example, investors receive a payment at maturity equal to $200 per security, resulting in a loss of 80%.

If the final index value of any of the underlying indices is less than its respective downside threshold value, you will receive an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the level of the worst performing underlying index from its respective initial index value over the term of the securities, and you will lose a significant portion or all of your investment.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any principal at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final index value of each underlying index. If the final index value of any underlying index is less than 60% of its respective initial index value, the absolute return feature will no longer be available and the payment at maturity will be an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the final index value of the worst performing underlying index from its respective initial index value over the term of the securities, and you will lose a significant portion or all of your investment. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

￭The amount payable on the securities is not linked to the values of the underlying indices at any time other than the valuation date. The final index values will be the index closing values on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the worst performing underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the worst performing underlying index prior to such drop.  Although the actual value of the worst performing underlying index on the stated maturity date or at other times during the term of the securities may be higher than its respective final index value, the payment at maturity will be based solely on the index closing value of the worst performing underlying index on the valuation date.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

othe values of the underlying indices at any time (including in relation to their initial index values),

othe volatility (frequency and magnitude of changes in value) of the underlying indices,

odividend rates on the securities underlying the underlying indices,

ointerest and yield rates in the market,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of the underlying indices, othe time remaining until the maturity of the securities,

othe composition of the underlying indices and changes in the constituent stocks of the underlying indices, and oany actual or anticipated changes in our credit ratings or credit spreads.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. In particular, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of any underlying index is near, at or below its respective downside threshold value.

You cannot predict the future performance of the underlying indices based on their historical performance. If the final index value of any underlying index is less than 60% of its respective initial index value, you will be exposed on a 1-to-1 basis to the full decline in the final index value of the worst performing underlying index from its respective initial index value. There can be no assurance that the final index value of each underlying index will be greater than or equal to 60% of its respective initial index value so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold, or that you will not lose a significant portion or all of your investment.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭Investing in the securities is not equivalent to investing in the underlying indices. Investing in the securities is not equivalent to investing in any underlying index or the component stocks of any underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying indices.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index values, the downside threshold values, the final index values, the index percent changes or the index performance factors, as applicable, and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing values in the event of a market disruption event or discontinuance of an underlying index.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to April 22, 2024 could potentially increase the initial index value of an underlying index, and, therefore, could increase the value at or above which such underlying index must close on the valuation date so that you do not suffer a significant loss on your initial investment in the securities (depending also on the performance of the other underlying indices). Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of any underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any (depending also on the performance of the other underlying indices).

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the

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Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Indices

￭You are exposed to the price risk of each underlying index. Your return on the securities is not linked to a basket consisting of each underlying index. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index. Poor performance by any underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying indices. If the final index value of any underlying index declines to below 60% of its respective initial index value, you will be fully exposed to the negative performance of the worst performing underlying index at maturity, even if the other underlying indices have appreciated or have not declined as much. Accordingly, your investment is subject to the price risk of all of the underlying indices.

￭Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying index. The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying index. With three underlying indices, it is more likely that the final index value of any underlying index will decline to below its respective downside threshold value than if the securities were linked to only one underlying index. Therefore, it is more likely that you will suffer a significant loss on your investment.

￭The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the securities are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

￭Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of each underlying index may add, delete or substitute the stocks underlying such index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. The publisher of such underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the relevant index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance (depending also on the performance of the other underlying indices).

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

Nasdaq-100 Index® Overview

The Nasdaq-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The Nasdaq Stock Market LLC (the “Nasdaq”). The Nasdaq-100 Index® includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq-100 Index® equals the aggregate value of the then-current Nasdaq-100 Index® share weights of each of the Nasdaq-100 Index® component securities, which are based on the total shares outstanding of each such Nasdaq-100 Index® component security, multiplied by each such security’s respective last sale price on the Nasdaq (which may be the official closing price published by the Nasdaq), and divided by a scaling factor, which becomes the basis for the reported Nasdaq-100 Index® value. For additional information about the Nasdaq-100 Index®, see the information set forth under “Nasdaq-100 Index®” in the accompanying index supplement.

Information as of market close on April 22, 2024:

Bloomberg Ticker Symbol:	NDX
Current Index Value:	17,210.89
52 Weeks Ago:	12,969.76
52 Week High (on 3/22/2024):	18,339.44
52 Week Low (on 4/25/2023):	12,725.11

The following graph sets forth the daily closing values of the NDX Index for the period from January 1, 2019 through April 22, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the NDX Index for each quarter in the same period. The closing value of the NDX Index on April 22, 2024 was 17,210.89. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The NDX Index has at times experienced periods of high volatility, and you should not take the historical values of the NDX Index as an indication of its future performance.

NDX Index Daily Closing Values January 1, 2019 to April 22, 2024

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

Nasdaq-100 Index®	High	Low	Period End
2019
First Quarter	7,493.27	6,147.13	7,378.77
Second Quarter	7,845.73	6,978.02	7,671.08
Third Quarter	8,016.95	7,415.69	7,749.45
Fourth Quarter	8,778.31	7,550.79	8,733.07
2020
First Quarter	9,718.73	6,994.29	7,813.50
Second Quarter	10,209.82	7,486.29	10,156.85
Third Quarter	12,420.54	10,279.25	11,418.06
Fourth Quarter	12,888.28	11,052.95	12,888.28
2021
First Quarter	13,807.70	12,299.08	13,091.44
Second Quarter	14,572.75	13,001.63	14,554.80
Third Quarter	15,675.76	14,549.09	14,689.62
Fourth Quarter	16,573.34	14,472.12	16,320.08
2022
First Quarter	16,501.77	13,046.64	14,838.49
Second Quarter	15,159.58	11,127.57	11,503.72
Third Quarter	13,667.18	10,971.22	10,971.22
Fourth Quarter	12,041.89	10,679.34	10,939.76
2023
First Quarter	13,181.35	10,741.22	13,181.35
Second Quarter	15,185.48	12,725.11	15,179.21
Third Quarter	15,841.35	14,545.83	14,715.24
Fourth Quarter	16,906.80	14,109.57	16,825.93
2024
First Quarter	18,339.44	16,282.01	18,254.69
Second Quarter (through April 22, 2024)	18,307.98	17,037.65	17,210.89

“Nasdaq®,” “Nasdaq-100®” and “Nasdaq-100 Index®” are trademarks of Nasdaq, Inc. For more information, see “Nasdaq-100 Index®” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by FTSE International Limited (“FTSE Russell”), and measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 (i.e., those ranked 1,001 through 3,000) of the companies that form the Russell 3000E™ Index. The Russell 2000® Index represents approximately 7% of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

Information as of market close on April 22, 2024:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,967.472
52 Weeks Ago:	1,788.874
52 Week High (on 3/28/2024):	2,124.547
52 Week Low (on 10/27/2023):	1,636.938

The following graph sets forth the daily closing values of the RTY Index for the period from January 1, 2019 through April 22, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter in the same period. The closing value of the RTY Index on April 22, 2024 was 1,967.472. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The RTY Index has at times experienced periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance.

RTY Index Daily Closing Values January 1, 2019 to April 22, 2024

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

Russell 2000® Index	High	Low	Period End
2019
First Quarter	1,590.062	1,330.831	1,539.739
Second Quarter	1,614.976	1,465.487	1,566.572
Third Quarter	1,585.599	1,456.039	1,523.373
Fourth Quarter	1,678.010	1,472.598	1,668.469
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter	1,892.839	1,682.403	1,761.246
2023
First Quarter	2,001.221	1,720.291	1,802.484
Second Quarter	1,896.333	1,718.811	1,888.734
Third Quarter	2,003.177	1,761.609	1,785.102
Fourth Quarter	2,066.214	1,636.938	2,027.074
2024
First Quarter	2,124.547	1,913.166	2,124.547
Second Quarter (through April 22, 2024)	2,102.837	1,942.958	1,967.472

“Russell 2000® Index” and “Russell 3000ETM Index” are trademarks of FTSE Russell. For more information, see “Russell Indices” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

Information as of market close on April 22, 2024:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	5,010.60
52 Weeks Ago:	4,137.04
52 Week High (on 3/28/2024):	5,254.35
52 Week Low (on 4/26/2023):	4,055.99

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2019 through April 22, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period. The closing value of the SPX Index on April 22, 2024 was 5,010.60. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2019 to April 22, 2024

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter (through April 22, 2024)	5,243.77	4,967.23	5,010.60

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:

With respect to the NDX Index, Nasdaq, Inc., or any successor thereof.

With respect to the RTY Index, FTSE Russell, or any successor thereof.

With respect to the SPX Index, S&P® Dow Jones Indices LLC, or any successor thereof.

Index closing value:

With respect to each of the NDX Index and the SPX Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the official closing value of such underlying index, or any successor index as defined under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement, published at the regular official weekday close of trading on such index business day by the underlying index publisher for such underlying index, as determined by the calculation agent. In certain circumstances, the index closing value for the NDX Index or the SPX Index will be based on the alternate calculation of such underlying index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement.

With respect to the RTY Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the closing value of such underlying index or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the RTY Index will be based on the alternate calculation of such underlying index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement. The closing value of the RTY Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the RTY Index published by the underlying index publisher for such underlying index.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered, if any, with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, if any, with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the securities at this time as such opinion is dependent in part upon market conditions on the pricing date. Our counsel’s opinion will therefore be provided only on the pricing date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

There is a risk that the Internal Revenue Service (the “IRS”) may seek to treat all or a portion of the gain on the securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to April 22, 2024, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying indices and in futures and options contracts on the underlying indices and any component stocks of the underlying indices listed on major securities markets. Such purchase activity could potentially increase the initial index value of an underlying index, and, therefore, could increase the value at or above which such underlying index must close on the valuation date so that you do not suffer a significant loss on your initial investment in the securities (depending also on the performance of the other underlying indices). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of an underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any (depending also on the performance of the other underlying indices). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each security from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the upside payment, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying

April 2024 Page 21

Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Value of the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due April 26, 2029

Principal at Risk Securities

product supplement.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Jump Securities and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Jump Securities, in the index supplement or in the prospectus.

April 2024 Page 22